Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141928, 333-130646, 33-90452, 33-94594, 333-10811, 333-74269, 333-89962, 333-107564 and 333-116785 on Form S-8 of our report dated March 27, 2008 relating to the consolidated financial statements of The Gymboree Corporation and subsidiaries, and the effectiveness of The Gymboree Corporation’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of two new accounting standards), appearing in this Annual Report on Form 10-K of The Gymboree Corporation for the fiscal year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 27, 2008